AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                      INTERNATIONAL BANCSHARES CORPORATION,



                          UNIVERSITY BANCSHARES, INC.,



                                JOE L. ALLBRITTON



                                       AND



                              ROBERT L. ALLBRITTON



                           Dated as of August 15, 1997

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                                TABLE OF CONTENTS

                                                                 Page
                                                                 ----
ARTICLE I........................................................  1
  THE MERGER.....................................................  1
    SECTION 1.1  The Merger......................................  1
    SECTION 1.2  Effective Time..................................  2
    SECTION 1.3  Certain Effects of the Merger...................  2
    SECTION 1.4  Articles of Incorporation and ByLaws............  2
    SECTION 1.5  Directors and Officers..........................  2
    SECTION 1.6  Conversion of Shares............................  2
    SECTION 1.7  Shareholders' Consent...........................  3
    SECTION 1.8  Closing.........................................  3

ARTICLE II.......................................................  3
  DISSENTING SHARES..............................................  3
   SECTION 2.1   Dissenting Shares...............................  3

ARTICLE III......................................................  3
  REPRESENTATIONS AND WARRANTIES OF UNIVERSITY
   AND ALLBRITTON................................................  3
   SECTION 3.1   Organization and Qualification..................  3
   SECTION 3.2   University Capitalization.......................  4
   SECTION 3.3   Bank Capitalization; Other Securities...........  4
   SECTION 3.4   Authority Relative to the Agreement.............  4
   SECTION 3.5   No Violation....................................  5
   SECTION 3.6   Consents and Approvals..........................  5
   SECTION 3.7   Regulatory Reports..............................  6
   SECTION 3.8   SEC Status; Securities Issuances................  6
   SECTION 3.9   Financial Statements............................  6
   SECTION 3.10  Absence of Certain Changes......................  7
   SECTION 3.11  University Indebtedness.........................  8
   SECTION 3.12  Litigation......................................  8
   SECTION 3.13  Tax Matters.....................................  9
   SECTION 3.14  Employee Benefit Plans..........................  9
   SECTION 3.15  Employment Matters.............................. 12
   SECTION 3.16  Leases, Contracts and Agreements................ 12
   SECTION 3.17  Related University Transactions................. 13
   SECTION 3.18  Compliance with Laws............................ 13
   SECTION 3.19  Insurance....................................... 13
   SECTION 3.20  Loans........................................... 13
   SECTION 3.21  Fiduciary Responsibilities...................... 14
   SECTION 3.22  Patents, Trademarks and Copyrights.............. 14
   SECTION 3.23  Environmental Compliance........................ 14
   SECTION 3.24  Regulatory Actions.............................. 15
   SECTION 3.25  Title to Properties; Encumbrances............... 15
   SECTION 3.26  Representations Not Misleading.................. 16

ARTICLE IV....................................................... 16
  REPRESENTATIONS AND WARRANTIES OF IBC.......................... 16
   SECTION 4.1   Organization and Authority...................... 16
   SECTION 4.2   Authority Relative to Agreement................. 16
   SECTION 4.3   Consents and Approvals.......................... 17
   SECTION 4.4   Representations Not Misleading.................. 18

ARTICLE V........................................................ 18
  COVENANTS OF UNIVERSITY AND THE SHAREHOLDERS................... 18
   SECTION 5.1   Affirmative Covenants of University............. 18
   SECTION 5.2   Negative Covenants of University................ 20
   SECTION 5.3   Affirmative Covenants of IBC.................... 22

ARTICLE VI....................................................... 22
  ADDITIONAL AGREEMENTS.......................................... 22
   SECTION 6.1   Access To, and Information Concerning,
                 Properties and Records.......................... 22
   SECTION 6.2   Filing of Regulatory Approvals.................. 23
   SECTION 6.3   Miscellaneous Agreements and Consents........... 23
   SECTION 6.4   University Indebtedness......................... 23
   SECTION 6.5   Good Faith Efforts.............................. 23
   SECTION 6.6   Exclusivity..................................... 24
   SECTION 6.7   Public Announcement............................. 24
   SECTION 6.8   Employee Issues................................. 24
   SECTION 6.9   Environmental Investigation; Right to
                 Terminate Agreement............................. 24
   SECTION 6.10  Shareholder Consent............................. 26
   SECTION 6.11  Termination of Retirement Plan.................. 26

ARTICLE VII...................................................... 27
  CONDITIONS TO CONSUMMATION OF THE MERGER....................... 27
   SECTION 7.1   Conditions to Each Party's Obligation to
                 Effect the Merger............................... 27
   SECTION 7.2   Conditions to the Obligations of IBC and
                 Acquisition Sub to Effect the Merger............ 27
   SECTION 7.3   Conditions to the Obligations of University
                 and the Shareholders to Effect the Merger....... 28

ARTICLE VIII..................................................... 28
  TERMINATION; AMENDMENT; WAIVER; NON-COMPETITION................ 28
   SECTION 8.1   Termination..................................... 28
   SECTION 8.2   Effect of Termination........................... 29
   SECTION 8.3   Amendment....................................... 29
   SECTION 8.4   Extension; Waiver............................... 29
   SECTION 8.5   Non-Competition................................. 30

ARTICLE IX....................................................... 30
  SURVIVAL; INDEMNIFICATION...................................... 30
   SECTION 9.1   Survival of Representations and Warranties...... 30
   SECTION 9.2   Indemnification by Shareholders................. 30
   SECTION 9.3   Indemnification by IBC.......................... 31
   SECTION 9.4   Basket; Limit................................... 31

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   SECTION 9.5   Notice of Claim................................. 31
   SECTION 9.6   Sole Remedy..................................... 31
   SECTION 9.7   Adjustment of Liability; Characterization
                 of Indemnity Payments........................... 32
   SECTION 9.8   Special Indemnity by IBC........................ 32
   SECTION 9.9   Special Indemnity by Allbritton................. 32

ARTICLE X........................................................ 32
  MISCELLANEOUS.................................................. 32
   SECTION 10.1  Expenses........................................ 32
   SECTION 10.2  Brokers and Finders............................. 33
   SECTION 10.3  Entire Agreement; Assignment.................... 33
   SECTION 10.4  Further Assurances.............................. 33
   SECTION 10.5  Enforcement of the Agreement.................... 33
   SECTION 10.6  Severability.................................... 33
   SECTION 10.7  Notices......................................... 33
   SECTION 10.8  Governing Law................................... 35
   SECTION 10.9  Descriptive Headings............................ 35
   SECTION 10.10 Parties in Interest............................. 35
   SECTION 10.11 Counterparts.................................... 35
   SECTION 10.12 Incorporation by References..................... 35
   SECTION 10.13 Certain Definitions............................. 35
   SECTION 10.14 Arbitration..................................... 36

ATTACHMENTS

     EXHIBITS

      A.    Form of Agreement and Plan of Merger

      B.    Form of Bank Merger Agreement

      C.    Opinion of Counsel for University and the Bank

      D.    Certificate of President of Bank

      E.    Opinion of Counsel for IBC and Acquisition Sub

LIST OF SCHEDULES

Schedule 3.2  University Capitalization

Schedule 3.3  Bank Capitalization

Schedule 3.5  No Violations

Schedule 3.6  Consents and Approvals

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Schedule 3.7  Regulatory Reports

Schedule 3.9  Other Liabilities and Obligations

Schedule 3.10 Absence of Certain Changes

Schedule 3.12 Legal Proceedings

Schedule 3.13 Tax Matters

Schedule 3.14(a)  Employee Welfare Benefit Plans

Schedule 3.14(b)  Employee Pension Benefit Plans

Schedule 3.14(c)  Deferred Compensation, Bonus and Other Plans, Programs, Etc.

Schedule 3.14(d)  Governmental Approvals Relating to Pension Benefit Plans

Schedule 3.14(e)  Compliance with Code

Schedule 3.14(f)  ERISA Compliance

Schedule 3.14(g)  Title IV of ERISA

Schedule 3.14(i)  Further Commitments; Amendment; Etc.

Schedule 3.14(j)  Claims, Disputes, Etc.

Schedule 3.14(k)  Taxes, Penalties, Etc.

Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus, Employee Welfare Benefit Plans and Employee Pension Benefit Plans

Schedule 3.15 Employment Matters

Schedule 3.16 Leases, Contracts and Agreements

Schedule 3.17 Related Company Transactions

Schedule 3.18 Compliance with Laws

Schedule 3.19 Insurance Policies

Schedule 3.20 Loans

Schedule 3.22 Patents, Trademarks and Copyrights

Schedule 3.23 Environmental Compliance

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Schedule 3.24 Regulatory Actions

Schedule 3.25 Title to Properties; Encumbrances

Schedule 4.2  Authority Relative to Agreement

Schedule 5.1(j) List of Accounts and Safe Deposit Boxes

Schedule 5.1(k) List of Liabilities and Obligations of University and the Bank

Schedule 6.4  University Indebtedness

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of August 15, 1997, by and among International Bancshares Corporation a Texas corporation ("IBC"), University Bancshares, Inc., a Texas corporation ("University"), Joe L. Allbritton and Robert L. Allbritton (together with Joe L. Allbritton, the "Shareholders").

      WHEREAS, IBC and University believe that the Merger (as defined herein) of University with an existing or to-be-formed subsidiary ("Acquisition Sub") of IBC incorporated under the laws of the State of Texas, with University to be the surviving entity in such merger and as a result of which University will become a wholly-owned subsidiary of IBC, all in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto, is desirable and in the best interests of their respective institutions and shareholders; and

      WHEREAS, immediately after the Merger, IBC will cause (i) University, as the surviving corporation in the Merger, to be merged with and into IBC, and
(ii) University Bank, Houston, Texas, a Texas state banking association and wholly-owned subsidiary of University (the "Bank"), to be merged with and into International Bank of Commerce, Laredo, Texas, a Texas state banking association ("IBC Bank"); and

      WHEREAS, the respective boards of directors of University and IBC have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

      SECTION 1.1 THE MERGERS. (a) Upon the terms and subject to the conditions set forth herein and in the Agreement and Plan of Merger in the form attached hereto as Exhibit A, with such changes thereto as may be appropriate to satisfy the requirements of the Secretary of State of the State (the "Merger Agreement"), and in accordance with the Texas Business Corporation Act (the "TBCA"), Acquisition Sub shall be merged with and into University (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, University shall continue as the surviving corporation (the "Surviving Corporation"), which will be wholly-owned by IBC, and the separate corporate existence of Acquisition Sub shall cease. IBC shall not be deemed a party to the Merger for the purposes of Article 5.06 of the TBCA or for any other purpose.

      (b) Immediately after the Merger, (i) University, as the surviving corporation in the Merger, will be merged with and into IBC (the "Subsequent Merger")and (ii) the Bank will be merged with and into IBC Bank (the "Bank Merger" and, collectively with the Merger and the Subsequent Merger, the "Mergers") pursuant to the Agreement and Plan of Merger in the form attached hereto as Exhibit B, with such changes thereto as may be appropriate to satisfy the requirements of the Texas Department of Banking (the "Bank Merger Agreement" and, together with the Merger Agreement, the "Merger Agreements"). University agrees, and shall cause the Bank and the Company's and the Bank's respective directors, officers, employees, agents and representatives, to execute and deliver, as appropriate, the respective Merger Agreements, any appropriate Articles of Merger and other related documents and to take any appropriate other actions and otherwise cooperate with IBC in order to facilitate each of such Mergers.

      SECTION 1.2 EFFECTIVE TIME. The Merger shall be consummated by the filing with the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBCA, and by the issuance of a Certificate of Merger by the Secretary of State of Texas. (The date of such issuance and filing or such other time and date as may be specified in the Articles of Merger shall be the "Effective Time").

      SECTION 1.3 CERTAIN EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Article 5.06 of the TBCA.

      SECTION 1.4 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and the Bylaws of University, in each case as in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

      SECTION 1.5 DIRECTORS AND OFFICERS. The directors and officers of Acquisition Sub at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

      SECTION 1.6 CONVERSION OF SHARES. (a) Each share of University's common stock, par value $1.00 per share ("University Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding"), other than Dissenting Shares (as defined in Section 2.1), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. At the Closing (as hereinafter defined), University shall calculate and certify to IBC the number of Common Shares Outstanding.

      (b) Each holder of University Common Stock shall receive, for each share of University Common Stock so held, Merger Consideration equal to the quotient of Forty Million and No/100 Dollars ($40,000,000.00), DIVIDED BY the number of Common Shares Outstanding.

      (c) Each share of capital stock of Acquisition Sub issued and outstanding immediately before the Effective Time shall be converted into and become, by virtue of the Merger, one share of capital stock of the Surviving Corporation.

      (d) At the Closing, the Surviving Corporation shall, upon delivery of the certificates representing the Shares, pay the Merger Consideration to the Shareholders upon the terms hereinabove set forth by wire transfer of immediately available funds to the account(s) designated by the Shareholders to IBC at least one business day prior to the Closing.

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
      SECTION 1.7 SHAREHOLDERS' CONSENT. University shall, in accordance with applicable law and in form satisfactory to IBC, obtain a unanimous written consent of its shareholders authorizing and approving the Merger, this Agreement and the Merger Agreement, and each of the Shareholders agrees to execute and deliver any such written consent(s), together with any other documents necessary or appropriate in order to consummate the Merger and each of the transactions contemplated by this Agreement in accordance with the terms hereof.

      SECTION 1.8 CLOSING. Upon the terms and subject to the conditions hereof, as soon as practicable after the receipt of all required regulatory approvals in connection with the Mergers and the expiration of all applicable waiting periods and the satisfaction or waiver, if permissible, of each of the other conditions set forth in Article VII hereof, University and Acquisition Sub shall execute and deliver the Articles of Merger, as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Mergers effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Fulbright & Jaworski L.L.P. in Houston, Texas (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                   ARTICLE II

                                DISSENTING SHARES

      SECTION 2.1 DISSENTING SHARES. Each of the Shareholders (i) has committed and agreed hereby to authorize and approve the Merger, this Agreement and the Merger Agreement, and (ii) hereby agrees not to sell, convey or otherwise dispose of any shares of University Common Stock, or any interest therein, held by such Shareholder as of the date hereof. As such, there will be no dissenting shareholders of University in the Merger.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                            UNIVERSITY AND ALLBRITTON

      University and Joe L. Allbritton ("Allbritton") hereby jointly and severally make the representations and warranties set forth in this Article III to IBC. University and Allbritton have delivered to IBC the Schedules to this Agreement referred to in this Article III prior to the date hereof. University and Allbritton agree at the Closing to provide IBC and Acquisition Sub with supplemental Schedules reflecting any changes thereto required to reflect any changes in circumstances occurring between the date of this Agreement and the date of the Closing except for changes required by this Agreement. If the Closing shall occur, the Schedules as so supplemented shall be deemed the Schedules of this Agreement after the Closing.

      SECTION 3.1 ORGANIZATION AND QUALIFICATION. University is a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Texas and all laws, rules, and regulations applicable to bank holding companies. The Bank is a Texas state banking association, duly organized, validly existing and duly authorized to transact the business of banking under the laws of the State of Texas, and is not a member of the Federal Reserve System. Each of University and the Bank has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. University does not own or control any Affiliate (as defined in Section 3.17) or any Subsidiary (as defined in Section 10.13(a)) other than the Bank. True and correct copies of the Articles of Incorporation or Association and Bylaws of University and the Bank, with all amendments thereto through the date of this Agreement, have been delivered by University to IBC. The nature of the business of University and the Bank and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Texas.

      SECTION 3.2 UNIVERSITY CAPITALIZATION. As of the date hereof, the authorized capital stock of University consists solely of 1,200,000 shares of University Common Stock, of which 1,116,239 shares are issued and outstanding, and none of which are held in treasury. The Shareholders are, and will at the Closing be, the record and beneficial owners of all of the issued and outstanding shares of capital stock of University, each owning the respective numbers of shares of Common Stock set forth on Schedule 3.2 free and clear of all liens, encumbrances, restrictions and claims of every kind. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, University or the Bank to purchase or otherwise acquire any security of or equity interest in University or the Bank. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating University to issue any shares of University, or to the knowledge of University, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the TBCA and applicable banking laws and regulations, and, except as set forth on Schedule 3.2, all dividends declared prior to the date hereof have been paid.

      SECTION 3.3 BANK CAPITALIZATION; OTHER SECURITIES. As of the date hereof, the authorized capital stock of the Bank consists solely of 250,000 shares of common stock, par value 10.00 per share, of which 250,000 shares are issued and outstanding, and none of which are held in treasury. All of the issued and outstanding shares of the capital stock of the Bank (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are owned by University free and clear of any liens, claims, security interests and encumbrances of any kind, and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. University has no Subsidiaries (as defined in Section 10.13(a)), except for the Bank. Set forth on Schedule 3.3 hereto is a list of all equity ownership by University or Bank for the account of University or Bank in any other person other than the Bank (the "Other Securities"). University or the Bank owns each Other Security free and clear of any lien, encumbrance, security interest or charge. To the knowledge of University, the Other Securities represent less than five percent of the outstanding equity securities of each such person.

      SECTION 3.4 AUTHORITY RELATIVE TO THE AGREEMENT. University has full corporate power and authority, and, except for the approval by University's shareholders and the appropriate regulatory authorities, no further proceedings on the part of University are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by its Board of Directors. The Bank has full corporate power and authority, and, except for the approval of the appropriate regulatory authorities, no

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
further proceedings on the part of the Bank are necessary for the Bank to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby, all of which have been duly and validly authorized by the Bank's Board of Directors. Each of the Shareholders has full power and authority, and, except for the appropriate regulatory authorities, no further proceedings on the part of the Shareholders are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by University and the Shareholders and is a duly authorized, valid, legally binding and enforceable obligation of University and the Shareholders, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject, with respect to University, to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over University as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or Association or Bylaws of University or the Bank.

      SECTION 3.5 NO VIOLATION. Except as set forth on Schedule 3.5, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from University's shareholders, the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), and the Texas Department of Banking ("TDB"), will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to University or the Bank or to either Shareholder or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of University or the Bank or either Shareholder pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which University or the Bank or either Shareholder is a party or by which any of their assets or properties are subject or bound. Except as set forth in Schedule 3.5, or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of University and the Bank will not be terminated or impaired by reason of the execution, delivery or performance by University of this Agreement or consummation by University of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

      SECTION 3.6 CONSENTS AND APPROVALS. University's Board of Directors has unanimously determined that the Merger is fair to University's shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by University's shareholders. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of University or the Shareholders in connection with the execution, delivery and performance by University and the Shareholders of this Agreement and the transactions contemplated hereby or the resulting change of control of the Bank, except the filing of the Articles of Merger under the TBCA and such approvals as may be required from the FRB, the TDB, the FDIC and holders of Shares under the TBCA.

      SECTION 3.7 REGULATORY REPORTS. Except as set forth on Schedule 3.7, during the last five years University and the Bank have timely filed (including within any authorized extension period) all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FRB, the TDB, and the FDIC, as well as all material reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with any other regulatory authority having jurisdiction over any such persons.

      SECTION 3.8 SEC STATUS; SECURITIES ISSUANCES. University is not subject to the registration provisions of Section 12 of the Exchange Act nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act. All issuances of securities by University and the Bank have been registered under the Securities Act, the Securities Act of the State of Texas, the Texas Banking Act, and all other applicable laws or were exempt from any such registration requirements.

      SECTION 3.9 FINANCIAL STATEMENTS. University has provided IBC with a true and complete copy of the audited consolidated balance sheet of University and the Bank as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and statements of cash flows for the years ended December 31, 1996 and 1995, and the unaudited consolidated balance sheets of University and the Bank as of March 31, 1997, and June 30, 1997 and the related unaudited consolidated statements of income and stockholders' equity statements of for the three-month period ended March 31, 1997, and the six-month period ended June 30, 1997 (such consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows are collectively referred to herein as the "Consolidated Financial Statements") (collectively, with the Consolidated Financial Statements and the notes and schedules thereto, referred to as the "Financial Statements"). Except as described in the notes to the Consolidated Financial Statements, the Consolidated Financial Statements, including the consolidated balance sheet and the related consolidated statements of income, stockholders' equity and statement of cash flows (including the related notes thereto) of University and the Bank, fairly present the financial position of University and the Bank as of the dates thereof and the results of operations and changes in consolidated financial position of University and the Bank for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Consolidated Financial Statements accurately and fairly reflect in all material respects the transactions of University and the Bank. As of their dates, the Consolidated Financial Statements conformed in all material respects with all applicable rules and regulations promulgated by the FRB, the TDB, and the FDIC. To the knowledge of University, neither University nor the Bank has any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements or as set forth on Schedule 3.9. University will provide IBC with the unaudited unconsolidated statements of financial position of University and the Bank as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, University will provide IBC with the Reports of Condition and Statements of Income ("Call Reports") of the Bank for all periods ending after June 30, 1997. University and the Bank have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

      SECTION 3.10 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.10, since December 31, 1994, University and the Bank have operated and conducted their respective businesses in the ordinary course of business, consistent with past practices, and, without limiting the generality of the foregoing, have not taken any actions intended to alter in any material respect the size or composition of the Bank's deposit base, securities portfolio, loan portfolio or asset mix, including, without limitation, engaging in the practice of offering above- or below-market rates to attract or maintain deposits or loans. Additionally, except as and to the extent set forth on Schedule 3.10, since December 31, 1996 (the "Balance Sheet Date") neither University nor the Bank has:

      (a) made any amendment to its Articles of Incorporation or Association or Bylaws or changed the character of its business in any material manner;

      (b) suffered any Material Adverse Effect (as defined in Section 10.13(b));

      (c) to the knowledge of University, entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

      (d) except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

      (e) permitted or allowed any of its material property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

      (f) except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

      (g) to the knowledge of University, disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

      (h) except as set forth on Schedule 3.10, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent (other than customary annual compensation adjustments in accordance with past practices to employees who are not executive officers), or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by University or the Bank, for the directors, employees or former employees of University or the Bank ("Employee Benefit Plan");

      (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to University by the Bank;

      (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, acquisition in lieu of foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose University or the Bank to any liability from the business, operations or liabilities of such person) which would or is reasonably likely to have a Material Adverse Effect;

      (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

      (l) made any or acquiesced with any change in any accounting methods, principles or practices;

      (m) to the knowledge of University, experienced any change in relations with customers or clients of University or the Bank which would or is reasonably likely to have a Material Adverse Effect;

      (n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

      (o) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

      SECTION 3.11 UNIVERSITY INDEBTEDNESS. University has delivered to IBC true and complete copies of all loan documents ("University Loan Documents") related to indebtedness of University and the Bank, other than deposits, trade payables and federal funds borrowings ("University Indebtedness"), and made available to IBC all material correspondence concerning the status of University Indebtedness.

      SECTION 3.12 LITIGATION. Except as set forth on Schedule 3.12, there are no actions, suits, claims, investigations, reviews or other proceedings pending (other than any with respect to which University or the Bank has not yet been served or otherwise been put on notice, of which, to the knowledge of University, there are none) or, to the knowledge of University, threatened against University or the Bank or involving any of their respective properties or assets, or against either of the Shareholders in his capacity as a shareholder, director or officer of University or the Bank, or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Shareholders and University will notify IBC immediately in writing of any Proceedings of the nature described in the foregoing sentence against either of the Shareholders, University or the Bank.

      SECTION 3.13 TAX MATTERS. University and the Bank have duly and timely filed (including within any authorized extension period) all tax returns required to be filed by them involving a material tax liability or other material potential detriment for failure to file (the "Filed Returns"). University and the Bank have paid, or have established adequate reserves for the payment of, all federal income taxes and all material state and local income taxes and all franchise, property, sales, employment, withholding, foreign or other taxes required to be paid by either of them with respect to the periods covered by the Filed Returns. Except as described in Schedule 3.13, University and the Bank have no direct or indirect liability for the payment of a material amount of federal income taxes, state and local income taxes, and franchise, property, sales, employment, withholding or other taxes in excess of amounts paid or reserves established. Except as set forth on Schedule 3.13, neither University nor the Bank has entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of University or the Bank. Neither University nor the Bank has filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on
Schedule 3.13, there are no pending or threatened audits, investigations, reviews or other similar proceedings as to which University or the Bank has been notified in writing by the IRS or other taxing authority for taxes or assessments of University or the Bank, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of University or the Bank for any period. University and the Bank have withheld from employee wages all amounts required to be so withheld. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

      SECTION 3.14 EMPLOYEE BENEFIT PLANS.

      (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by University or the Bank or to which University or the Bank contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of University or the Bank for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; except as set forth on Schedule 3.14(a), no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

      (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by University or the Bank or to which University or the Bank contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

      (c) Except as set forth on Schedule 3.14(c), neither University nor the Bank maintains, has or is a party to any plan, program, agreement, arrangement or commitment for the benefit of any of its employees, directors or officers relating to any of the following: severance pay, deferred compensation, bonuses, stock options, employee stock purchases, restricted stock, excess benefits, incentive compensation, stock bonuses, cash bonuses, golden parachutes, life insurance, rabbi trusts, cafeteria plans, dependent care, unfunded plans or any other employee-related plans, programs, agreements, arrangements or commitments (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons), or any program, plan, commitments, or practice of purchasing or otherwise compensating employees, including officers, for accrued vacation or sick leave upon termination of employment(collectively referred to as "Other Programs");

      (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or insurance or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs except where such failure to comply would not have a Material Adverse Effect; except as set forth on Schedule 3.14(d), all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

      (e) Except as set forth on Schedule 3.14(e), each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance in all material respects with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

      (f) Except as set forth on Schedule 3.14(f), on and after January 1, 1975, neither University, the Bank nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

      (g) Except as set forth on Schedule 3.14(g), neither University, the Bank nor any corporation or other trade or business controlled by or under common control with University (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past three years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has University, the Bank or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, except as set forth on Schedule 3.14(g), neither University, nor the Bank nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

      (h) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or insurance or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan, the Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the three most recent plan years, the Summary Annual Report provided to participants with respect to each Welfare Benefit Plan, Pension Benefit Plan, and Other Program for the three most recent plan years, and any correspondence to or from the IRS, Department of Labor, or bank examiner with respect to any Welfare Benefit Plan, Pension Benefit Plan, or Other Program during the three most recent plan years, have been furnished to IBC;

      (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or insurance or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and, except as set forth on Schedule 3.14(i), there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by
Section 4980B of the Code and Sections 601-608 of ERISA or under the terms of such plans; except as set forth on Schedule 3.14(i), University, the Bank, or a Common Control Entity has the right to modify, amend, or terminate each Welfare Benefit Plan, Pension Benefit Plan, and Other Program at any time; the termination of any Welfare Benefit Plan, Pension Benefit Plan, or Other Program would not accelerate or increase any benefits payable under such plan; and except as set forth on Schedule 3.14(i), in the event of termination of any Welfare Benefit Plan, Pension Benefit Plan, or Other Program, neither University, nor the Bank, would have any liability with respect to such plan, other than the payment of benefits pursuant to such plan;

      (j) Except as set forth on Schedule 3.14(j), there are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans; and all contributions, premiums, or other payments due from University or the Bank have been fully paid or adequately provided for and disclosed on the books and financial statements of University or the Bank;

      (k) Except as set forth on Schedule 3.14(k), no action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

      (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by University or the Bank (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

      SECTION 3.15 EMPLOYMENT MATTERS. Except as disclosed on Schedules 3.14(a), 3.14(b), 3.14(c) and 3.15, neither University nor the Bank is a party to (i) any oral or written contracts, agreements, understandings or commitments, express or implied, granting any material benefits or rights to any employee(s), (ii) any collective bargaining agreement, or (iii) any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against University or the Bank (as to which University or the Bank has been notified in writing) before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency as to which University or the Bank has been notified in writing. To the knowledge of University, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of University or the Bank, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. University and the Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither University nor the Bank are engaged in any unfair labor practice.

      SECTION 3.16 LEASES, CONTRACTS AND AGREEMENTS. Schedules 3.13, 3.14(a), 3.14(b), 3.14(c) and 3.16 set forth an accurate and complete list of all leases, subleases, licenses, contracts and agreements to which University or the Bank is a party or by which University or the Bank is bound which obligate or may obligate University and/or the Bank for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate University or the Bank in the aggregate for an amount in excess of $25,000 over the entire term of such related contracts (the "Contracts"). University has delivered or made available to IBC true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by University or the Bank, but does include unfunded loan commitments and letters of credit issued by University or the Bank where the borrowers' total direct and indirect indebtedness to the Bank is in excess of $50,000. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of University or the Bank. To the knowledge of University, all of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. To the knowledge of University, except as described in Schedule 3.16, all rent and other payments by University and the Bank under the Contracts are current, there are no existing defaults by University or the Bank under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. University and the Bank has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests. Except for deposit accounts entered into with the Bank in the ordinary course of business or as set forth on Schedule 3.16, neither University nor the Bank is a party to or bound by any contract, agreement, commitment or understanding with either Shareholder or any Affiliate of a Shareholder.

      SECTION 3.17 RELATED COMPANY TRANSACTIONS. Except as set forth on Schedules 3.13, 3.14(a), 3.14(b), 3.14(c), 3.15, 3.16 and 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among University, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including the Bank). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

      SECTION 3.18 COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.18, to the knowledge of University, neither University nor the Bank is in material default in respect to or is in material violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) the Bank Secrecy Act, capital and FRB reserve requirements, capital ratios and loan limitations of the FRB, the OCC, the FDIC or the Commissioner. University and the Bank have all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted, except where the failure to have any such permit, license or franchise would not have a Material Adverse Effect.

      SECTION 3.19 INSURANCE. University and the Bank have in effect the insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. Except as set forth on
Schedule 3.19, there have been no claims under such fidelity bonds within the last 5 years and to the knowledge of University no facts exist which would form the basis of a claim under such bonds. To the knowledge of University, there is no reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms unless such failure to renew is based upon any pending claim.

      SECTION 3.20 LOANS. To the knowledge of University, each loan, including, without limitation, each loan in which the Bank holds a participation interest (collectively, "Loans") reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each Loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the collectibility of such Loans. All such Loans were made in the ordinary course of University's business, have been made in accordance with reasonable and prudent banking practices, and priced consistently with all other similar Loans of University. University or the Bank owns each such Loan free and clear of all liens, claims and encumbrances. To the knowledge of University, the Bank does not have in its portfolio any Loan exceeding its legal lending limit. Schedule 3.20 sets forth, as of June 30, 1997, a list of all of the Bank's outstanding Loans that were classified as delinquent, substandard, doubtful, loss, nonperforming or problem Loans in connection with the Bank's most recent examination or were considered to be so classified at June 30, 1997 under the Bank's policies and procedures.

      SECTION 3.21 FIDUCIARY RESPONSIBILITIES. To the knowledge of University, University and the Bank have performed in all respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, except where the failure to so perform or comply would not have a Material Adverse Effect.

      SECTION 3.22 PATENTS, TRADEMARKS AND COPYRIGHTS. Except as set forth in
Schedule 3.22, to the knowledge of University, neither University nor the Bank requires the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of University or the Bank. To the knowledge of University, University and the Bank own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

      SECTION 3.23 ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 3.23, to the knowledge of University:

      (a) University, the Bank and any property owned or operated by any of them are in compliance in all respects with all applicable Environmental Laws (as defined in Section 10.13(c)) and have obtained and are in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively, "Permits") required under any Environmental Law, except where the failure to obtain or comply would not have a material adverse effect. There is no past or present event, condition or circumstance that could reasonably be expected to (1) interfere with the conduct of the business of University or the Bank in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a material violation of any Environmental Law or (3) have a Material Adverse Effect upon University or the Bank;

      (b) Neither University nor the Bank currently leases, operates, owns, or exercises managerial functions at nor has formerly leased, operated, owned, or exercised managerial functions at any facility or real property that is subject to any actual, potential, or threatened Proceeding under any Environmental Law;

      (c) There are no Proceedings pending or, to the knowledge of University, threatened against University or the Bank under any Environmental Law, or relating to the release, threatened release, management, treatment, storage or disposal of, or exposure to Polluting Substances (as defined in Section 10.13(d)), which Proceedings would, or could be reasonably expected to, have a Material Adverse Effect, and neither University nor the Bank has received any notice (whether from any regulatory body or private person) of any claim under, or violation, or potential or threatened violation of, any Environmental Law, which claim or violation would, or could be reasonably expected to, have a Material Adverse Effect;

      (d) There are no actions or Proceedings pending or threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at, on or under any property where Polluting Substances generated by University or the Bank have been disposed, treated or stored, which Proceedings would, or could be reasonably expected to, have a Material Adverse Effect;

      (e) There is no Property for which University or the Bank is or was required to obtain any Permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such

Property or any portion of it where the failure to obtain such Permit(s) would, or could be reasonably expected to, have a Material Adverse Effect;

      (f) Neither University nor the Bank has generated any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

      (g) There has been no release of Polluting Substances at or under any Property in violation of any Environmental Laws or which would require any remediation or report or notification to any governmental or regulatory authority;

      (h) There are no underground or above ground storage tanks on or under any Property which are not in compliance with Environmental Laws and any Property previously containing such tanks has been remediated for any releases in compliance with all Environmental Laws;

      (i) There is no asbestos containing material present in any Controlled Property (as defined below) or any Collateral Property (as defined below), nor has University or the Bank received any written notice with respect to the existence of asbestos containing material in any property (real or personal) previously owned, operated, leased or managed by either of them which, in either case, currently requires the removal of such asbestos;

      (j) For purposes of this Section 3.23 and Section 6.9, "Property" includes
(1) any property (whether real or personal) which University or the Bank leases, operates, owns or manages in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof ("Controlled Property") and (2) property now held as security for a loan or other indebtedness by University or the Bank or property currently proposed as security for loans or other credit University or the Bank is currently evaluating whether to extend or has committed to extend ("Collateral Property").

      SECTION 3.24 REGULATORY ACTIONS. Except as set forth on Schedule 3.24, there are no actions or proceedings pending (other than any with respect to which University or the Bank has not yet been served or otherwise been put on notice, of which, to the knowledge of University, there are none) or, to the knowledge of University, threatened against University or the Bank by or before the FRB, the TDB, the FDIC, the Environmental Protection Agency, the Texas Natural Resource Conservation Commission, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24, neither University nor the Bank is subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. To the knowledge of University, neither University nor the Bank has taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24, to the knowledge of University, University and the Bank have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law.

      SECTION 3.25 TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth on
Schedule 3.25, to the knowledge of University, University and the Bank have unencumbered, good, legal, and indefeasible title to all their respective properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements and properties where the failure to have such title would not have a Material Adverse Effect. Except as set forth on
Schedule 3.25, University or the Bank has a title policy in full force and effect from a title insurance company which, to the knowledge of University, is solvent, insuring good and indefeasible title (subject to the exceptions identified in such title policies) to all real property owned by University and the Bank in favor of University or the Bank, whichever is applicable. University has made available to IBC all of the files and information in the possession of University or the Bank concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. University and the Bank each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25, University owns all furniture, equipment, art and other property used to transact business presently located on its premises except for items of personal property owned by employees.

      SECTION 3.26 REPRESENTATIONS NOT MISLEADING. No representation or warranty by University or the Shareholders in this Agreement, nor any certificate or schedule furnished to IBC or Acquisition Sub by the Shareholders, University or the Bank under and pursuant to this Agreement, contains or will contain, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV.

                      REPRESENTATIONS AND WARRANTIES OF IBC

      IBC hereby makes the representations and warranties set forth in this
Article IV to University.

      SECTION 4.1 ORGANIZATION AND AUTHORITY.

      (a) IBC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. IBC has provided to University true and correct copies of its Articles of Incorporation and Bylaws.

      (b) IBC is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. IBC is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

      SECTION 4.2 AUTHORITY RELATIVE TO AGREEMENT. IBC has full corporate power and authority, and, except for the approvals of the appropriate regulatory authorities, no further proceedings on the part of IBC are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by IBC's Board of Directors. IBC Bank has full corporate power and authority, and, except for the approval of the appropriate regulatory authorities, no further proceedings on the part of IBC Bank are necessary for IBC Bank to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby, all of which have been duly and validly authorized by IBC Bank's Board of Directors. This Agreement has been duly executed and delivered by IBC and is a duly authorized, valid, legally binding and enforceable obligation of IBC, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over IBC as may be required by statute or regulation. IBC is not in violation of or default under its Articles of Incorporation or Bylaws or any agreement, document or instrument under which IBC is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to IBC or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on IBC and its Subsidiaries taken as a whole. Except as set forth on
Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the TDB, the FRB, and the FDIC, will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to IBC or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of IBC pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which IBC is a party or by which any of its assets or properties are subject or bound. Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of IBC, threatened, against IBC, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to University or the Bank on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of IBC will not be terminated or impaired by reason of the execution, delivery or performance by IBC of this Agreement or consummation by IBC of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

      SECTION 4.3 CONSENTS AND APPROVALS. IBC's Board of Directors (at a meeting called and duly held or by unanimous written consent) has unanimously approved this Agreement. No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by IBC in connection with the execution, delivery and performance by IBC of this Agreement and the transactions contemplated hereby or the resulting change in control of University and the Bank, except the filing of Articles of Merger under the TBCA and such approvals as may be required from the FRB, the TDB, and the FDIC. To the knowledge of IBC, neither IBC nor IBC Bank has taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval.

      SECTION 4.4 REPRESENTATIONS NOT MISLEADING. No representation or warranty by IBC in this Agreement, nor any certificate or schedule furnished to University or the Shareholders by IBC under and pursuant to this Agreement, contains or will contain, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V.

                 COVENANTS OF UNIVERSITY AND THE SHAREHOLDERS

      SECTION 5.1 AFFIRMATIVE COVENANTS OF UNIVERSITY. For so long as this Agreement is in effect, University shall, and shall use its commercially reasonable efforts to cause the Bank to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

      (a) operate and conduct the businesses of University and the Bank in the ordinary course of business and consistent with prudent banking practices; provided, however, that any actions reasonably necessary taken in connection with the potential purchase of the Ground Lease (as hereinafter defined) shall not be deemed to be a violation of this paragraph if effected in accordance with the provisions of Section 5.1(n);

      (b) preserve intact University's and the Bank's corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

      (c) comply with all contractual obligations applicable to University's and the Bank's operations, except where the failure to so comply would not have a Material Adverse Effect;

      (d) maintain in a manner consistent with past practices all of University's and the Bank's properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 3.19 (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by University and the Bank and consistent with the existing insurance coverages;

      (e) in good faith and in a timely manner (i) cooperate with IBC and Acquisition Sub in satisfying the conditions in this Agreement, (ii) assist IBC and Acquisition Sub in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for IBC and Acquisition Sub and University (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between University and any governmental agency or other third party, (iii) furnish information concerning University and the Bank not previously provided to IBC required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents reasonably necessary to cause the transactions contemplated by this Agreement to be consummated in the manner contemplated hereby;

      (f) timely file with the FRB, the TDB, the FDIC and all other appropriate regulatory authorities, all financial statements and other reports required to be so filed by University and/or the Bank and to the extent permitted by applicable law, promptly thereafter deliver to IBC copies of all financial statements and other reports required to be so filed;

      (g) comply in all respects with all applicable laws and regulations, domestic and foreign, except where the failure to so comply would not have a Material Adverse Effect;

      (h) promptly notify IBC upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under University Loan Documents and promptly notify and provide copies to IBC of any material written communications concerning University Loan Documents;

      (i) between the date of this Agreement and Closing, promptly give written notice to IBC upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of University contained in or referred to in this Agreement to be untrue or misleading in any material respect;

      (j) deliver to IBC a list (Schedule 5.1(j)), dated as of the Effective Time, showing (i) the name of each bank or institution where University and/or the Bank have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

      (k) deliver to IBC a list (Schedule 5.1(k)), dated as of the Effective Time, showing all liabilities and obligations of University and/or the Bank in excess of $25,000, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of University;

      (l) promptly notify IBC of the knowledge on the part of University of any material change or inaccuracies in any data previously given or made available to IBC or Acquisition Sub pursuant to this Agreement;

      (m) provide access, to the extent that University or the Bank have the right to provide access, to any or all Property (as defined in Section 3.23) so as to enable IBC to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses; and

      (n) keep IBC apprised of the status of, and provide IBC with copies of all relevant documents and information relating to, all due diligence, negotiations and other matters relating to the Bank's purchase of the interest of R&E Venture under the ground lease (the "Ground Lease") covering that certain real property upon which the Bank's main banking facility is located, and cooperate with IBC in determining whether or not, and upon what terms, to proceed with any such purchase.

      Notwithstanding the foregoing, nothing contained in this Section 5.1 shall be deemed to require University or the Bank to pay any amounts to any employees of University or the Bank, other than such employees' usual and ordinary compensation, to induce such employees to remain employees of University or the Bank, as the case may be, pending the Closing; provided, further, however, that University shall, and shall cause the Bank to, cooperate with IBC in determining and making any such special payments to such employees as IBC may consent in writing.

      SECTION 5.2.NEGATIVE COVENANTS OF UNIVERSITY. Except with the prior written consent of IBC or as otherwise specifically permitted by this Agreement, University shall not and shall use its best efforts not to permit the Bank to, from the date of this Agreement to the Closing:

      (a) make any amendment to its articles of incorporation or association or bylaws;

      (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to IBC;

      (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

      (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices; provided, however, that any actions reasonably necessary taken in connection with the potential purchase of the Ground Lease shall not be deemed to be a violation of this paragraph if effected in accordance with the provisions of Section 5.1(n);

      (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices; provided, however, that any actions reasonably necessary taken in connection with the potential purchase of the Ground Lease shall not be deemed to be a violation of this paragraph if effected in accordance with the provisions of Section 5.1(n);

      (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

      (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

      (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

      (i) grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person (other than customary annual compensation adjustments in accordance with past practices, and immaterial customary severance payments not to exceed $25,000 in the aggregate, to employees who are not executive officers) or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan, Welfare Benefit Plan, Pension Benefit Plan or other Program or change or modify the period of vesting or retirement age for any participant of such a plan;

      (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock, except for dividends from the Bank to University;

      (k) except through settlement of indebtedness, foreclosure, acquisition in lieu of foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

      (l) make any capital expenditure or a series of expenditures of a similar nature in excess of $100,000 in the aggregate; provided, however, that any actions reasonably necessary taken in connection with the potential purchase of the Ground Lease shall not be deemed to be a violation of this paragraph if effected in accordance with the provisions of Section 5.1(n);

      (m) except with the consent of IBC, which consent shall not be unreasonably withheld, make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

      (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment by which any such transaction, contract, or commitment would obligate University in an amount which would exceed $50,000 alone or in the aggregate other than in the ordinary course of business and consistent with prudent banking practices;

      (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of University or the Bank;

      (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

      (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

      (r) modify, amend, waive or extend any University Loan Documents or any rights under such agreements;

      (s) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

      (t) sell or contract to sell any part of University's or the Bank's premises;

      (u)  change any fiscal year or the length thereof;

      (v) prepay in whole or in part University Indebtedness, except as otherwise specifically contemplated hereby;

      (w) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of University and the Shareholders under this Agreement or any related written agreement; or

      (x) alter the size or composition of the Bank's deposit base, securities portfolio, loan portfolio or asset mix, except in the ordinary course of business, without the prior written consent of IBC.

Nothing contained in this Section 5.2 or in Section 5.1 is intended to influence the general management or overall operations of University or the Bank in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

      SECTION 5.3.AFFIRMATIVE COVENANTS OF IBC. For so long as this Agreement is in effect, IBC shall, and shall use its commercially reasonable efforts to cause Acquisition Sub to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

      (e) in good faith and in a timely manner (i) cooperate with University and the Bank in satisfying the conditions in this Agreement, (ii) assist University and the Bank in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for IBC, Acquisition Sub and University (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between IBC and any governmental agency or other third party, (iii) furnish information concerning IBC and Acquisition Sub not previously provided to University required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents reasonably necessary to cause the transactions contemplated by this Agreement to be consummated in the manner contemplated hereby; and

      (i) between the date of this Agreement and Closing, promptly give written notice to University upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of IBC contained in or referred to in this Agreement to be untrue or misleading in any material respect.

                                   ARTICLE VI.

                              ADDITIONAL AGREEMENTS

      SECTION 6.1 ACCESS TO, AND INFORMATION CONCERNING, PROPERTIES AND RECORDS.
(a) During the pendency of the transactions contemplated hereby, University shall, to the extent permitted by law, give IBC, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of University's and the Bank's properties, books, contracts, commitments and records, permit IBC to make such inspections (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to IBC during such period all such information concerning University and the Bank and their affairs as IBC may reasonably request. IBC and its respective affiliates, subsidiaries, officers, employees, directors and agents shall not disclose, or make available, to any third party or use for any purpose other than the transactions contemplated hereby any confidential information provided, or made available, pursuant to the terms of this Agreement relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of University and the Bank; PROVIDED, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, or (b) to the extent such information is generally available to the public other than as a result of a disclosure by or through the receiving party. In the event this Agreement is terminated pursuant to the provisions of Article VIII, upon the written request of University, IBC agrees to destroy or return to University all copies of such confidential information.

      (b) IBC acknowledges to University that University has, prior to the date hereof, cooperated in providing IBC access to the books and records of University and the Bank and has been afforded by University the opportunity to conduct due diligence; however, the foregoing acknowledgement does not negate, void or modify the representations, warranties, or obligations of University and/or the Shareholders under this Agreement, including without limitation the obligation to continue to provide access as provided by subsection (a) above.

      SECTION 6.2 FILING OF REGULATORY APPROVALS. As soon as reasonably practicable, IBC shall file all notices and applications to the FRB, the TDB and the FDIC which IBC deems necessary or appropriate to complete the transactions contemplated herein, including, without limitation, each of the Mergers. IBC will deliver to University, and University will deliver to IBC, copies of all non- confidential portions of any such applications. University and the Shareholders shall cooperate, and shall cause the Bank and their respective directors, officers, employees and representatives to cooperate, with IBC in connection such notices and applications.

      SECTION 6.3 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Agreement, IBC and University agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, IBC and University shall use their respective commercially reasonable efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

      SECTION 6.4 UNIVERSITY INDEBTEDNESS. Prior to the Effective Time, University shall pay all regularly scheduled payments on all University Indebtedness and shall cooperate with IBC in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of University or the Bank with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained. Furthermore, immediately after the Closing, IBC shall cause the Surviving Corporation to pay or cause to be paid in full all amounts payable to either of the Shareholders pursuant to those certain instruments of indebtedness described on Schedule 6.4. The Shareholders and University, jointly and severally, represent, warrant and agree that Schedule 6.4 sets forth an accurate and complete listing of all indebtedness of University and/or the Bank to the Shareholders, or either of them.

      SECTION 6.5 GOOD FAITH EFFORTS. All parties hereto agree that the parties will use their good faith efforts to secure all regulatory approvals necessary to consummate the Mergers and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

      SECTION 6.6 EXCLUSIVITY. Prior to the termination of this Agreement in accordance with the provisions hereof, University shall not solicit, entertain or negotiate with respect to any offer to acquire University or the Bank from any other person. During the term of this Agreement, neither University nor the Bank shall provide information to any other person in connection with a possible acquisition of University or the Bank (an "Acquisition Proposal"). Immediately upon receipt of any such unsolicited offer, University will communicate to IBC the terms of any proposal or request for information and the identity of parties involved.

      SECTION 6.7 PUBLIC ANNOUNCEMENT. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of University and IBC.

      SECTION 6.8 EMPLOYEE ISSUES. Within ten (10) days prior to the Closing, IBC shall be afforded the opportunity to give notice to University, the Bank and their respective employees as to those employees which are expected to remain employees of the Surviving Corporation and its Subsidiaries immediately after the Effective Time, as well the terms of such employees' continued employment immediately after the Effective Time, which terms may be amended thereafter by IBC in its sole discretion. IBC presently intends that, except to the extent that may be required by law, after the Merger, IBC, University and the Bank will not make additional contributions to the employee benefit plans that were sponsored by University or the Bank immediately prior to the Merger. IBC agrees that the employees of University and the Bank who are retained as employees of IBC or IBC Bank will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of IBC and its affiliates, in accordance with the respective terms of such plans and programs, and IBC shall take all actions necessary or appropriate to facilitate coverage of University's and the Bank's employees in such plans and programs from and after the Effective Time, provided, however, that any preexisting condition exclusion or waiting period applicable to any health care plan sponsored by IBC shall be waived with respect to any University or Bank employee. For purposes of determining each University or Bank employee's benefit for the year in which the Merger occurs under the IBC vacation or sick leave program, any vacation or sick leave taken by a University or Bank employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total IBC vacation or sick leave benefits available to such employee for such year.

      SECTION 6.9 ENVIRONMENTAL INVESTIGATION; RIGHT TO TERMINATE AGREEMENT. (a) IBC and its consultants, agents and representatives, shall have the right, at IBC's expense, to the same extent that University and the Bank have such right, but not the obligation or responsibility, to inspect any Property, including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations ("Environmental Inspections"). IBC's right to conduct Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater of any Property to the same extent that University or the Bank have such right. IBC may conduct such Environmental Inspections at any time subject to Section 6.9(d) below.

      (b) University and the Bank shall cause to be performed by an environmental consulting firm acceptable to IBC an environmental investigation of any Property acquired, leased, foreclosed, managed or controlled by University or the Bank between the date hereof and the Closing Date, the scope and results of which shall be acceptable to IBC in its sole discretion.

      (c) University and the Bank shall cause to be performed by an environmental consulting firm acceptable to IBC a Phase I and, if indicated thereby, a Phase II environmental investigation of any commercial or agricultural Property in which University or the Bank acquires a security interest between the date hereof and the Closing Date in accordance with the Bank's existing policies and procedures, the results of which investigations(s) shall be acceptable to IBC.

      (d) IBC shall notify University of any physical inspections of Property which it intends to conduct, and University may place reasonable restrictions on the time of such inspections. Upon IBC's notification to University of the Property upon which it intends to conduct such physical inspections, University and the Bank shall notify the owner of such Property and use their best efforts to secure access to such Property for IBC. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water and other sampling is deemed desirable by IBC, IBC shall notify University of the Properties on which it intends to conduct a secondary investigation on or prior to the 52nd day after the date hereof. University and the Bank will provide notification to owners of Property on which IBC intends to conduct secondary investigations and will use their commercially reasonable efforts to secure access to such property for IBC. IBC shall notify University of any Properties that, in the sole discretion of IBC, are not acceptable and require remediation on or prior to the 45th day after the date hereof.

      (e) Each party hereto agrees to indemnify and hold harmless the other parties for any claims for damage to the Property or injury or death to persons in connection with any Environmental Inspection or secondary investigation of the Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party. IBC shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, IBC shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of University. IBC shall have no liability to University or the Bank for making any report of such results to any governmental authority. If the Merger is not consummated other than as a result of any breach of any provision of this Agreement by University and/or the Shareholders, or either of them, IBC shall reimburse University and the Bank for all reasonable costs and expenses incurred as a result of any Environmental Inspection conducted at IBC's request.

      (f) IBC shall have the right to terminate this Agreement in any of the following circumstances:

            (i) the factual substance of any warranties set forth in Section
3.23 is not true and accurate in all material respects irrespective of the knowledge or lack of knowledge of University or the Shareholders;

            (ii) the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present violations or potential violations of Environmental Laws or any event, condition or circumstance that, based on the estimates of the environmental professionals referred to in this
Section 6.9, may currently or in the future require or result in expenditures in connection with (1) fines, penalties or other damages, (2) investigation, remediation or monitoring of any Controlled Property (including without limitation eventual removal of asbestos-containing material), (3) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties, or (4) any violations of applicable Environmental Laws, which expenditures individually or in the aggregate may exceed $100,000; provided, however, that to the extent such expenditures are expected to be in excess of $100,000, University may elect to pay or agree to pay (or to cause the Bank to pay or agree to pay) such excess expenditures, in which event (a) IBC shall not have the right to terminate this Agreement pursuant to this paragraph (iii) as a result of such expected expenditures being in excess of $100,000, and (b) the Merger Consideration to be paid to the Shareholders pursuant to Article I hereof shall be reduced by the amount by which such expected expenditures exceed $100,000; or

            (iii) IBC is not permitted to conduct an Environmental Inspection or secondary investigation of any Property to the extent it deems appropriate.

In the event IBC terminates this Agreement pursuant solely to this Section 6.9(f), neither University nor either of the Shareholders shall have any liability to IBC pursuant to this Agreement.

      (g) University agrees to make available to IBC and its consultants, agents and representatives all documents and other material relating to environmental conditions of the Property including, without limitation, the results of all other environmental inspections and surveys. University also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with IBC and shall be entitled to certify the same in favor of IBC and its consultants, agents and representatives in such a manner which will entitle IBC to rely upon such reports and make all other data available to IBC and its consultants, agents and representatives. At the written request of University, IBC agrees to provide University with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections. IBC shall keep confidential the reports, surveys and results relating to and of the Environmental Inspections, unless otherwise required by law.

      SECTION 6.10 SHAREHOLDER CONSENT. University and the Shareholders acknowledge that the Shareholders have agreed that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby (and/or execute a written consent to such effect), subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement

      SECTION 6.11 TERMINATION OF RETIREMENT PLAN. Within 10 days after the date hereof, University and the Shareholders shall cause the Bank to give notice of termination of the University Bank Retirement Plan (the "Retirement Plan"), which notice shall provide for termination 60 days thereafter, and shall use their reasonable good faith efforts to cause such termination to be effected in a manner intended to minimize any amounts payable in connection with such termination or otherwise in connection with such Retirement Plan.

                                   ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of University, IBC and Acquisition Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

      (a) the receipt of all required regulatory approvals in connection with each of the Mergers, which approvals shall not have imposed any condition or requirement which in the reasonable judgment of the party or parties affected by such condition or requirement would adversely impact in a material respect the economic or business benefits to such party of the transactions contemplated by this Agreement or otherwise would in the reasonable judgment of such party be so burdensome as to render reasonably inadvisable the consummation of the Mergers, or any of them, and the expiration of any applicable waiting periods with respect thereto; and

      (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

      SECTION 7.2 CONDITIONS TO THE OBLIGATIONS OF IBC AND ACQUISITION SUB TO EFFECT THE MERGER.

      The obligations of IBC and Acquisition Sub to effect the Merger are subject to the satisfaction or waiver in writing of the following conditions prior to the Effective Time:

      (a) all representations and warranties of University and the Shareholders shall be true and correct in all material respects as of the date hereof and at and as of the Closing (after consideration of all supplemental Schedules for events occurring after the date hereof), except for representations and warranties made as of a specific date which shall be true and correct as of such date, with the same force and effect as though made on and as of the Closing, and the supplemental Schedules provided by University and Allbritton pursuant to
Article III hereof shall not differ in any material respect from the Schedules as in effect on the date of this Agreement;

      (b) University and the Shareholders shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it or them prior to the Effective Time;

      (c) there shall not have occurred a Material Adverse Effect with respect to University or the Bank, provided that the failure of any employees of University or the Bank to remain employees of University or the Bank, as the case may be, shall not be deemed a Material Adverse Effect for purposes of this paragraph;

      (d) IBC shall have received the opinions of counsel to University acceptable to it as to the matters set forth on Exhibit C attached hereto;

      (e) the holders of all of the shares of issued and outstanding capital stock of University shall have authorized and approved the Merger, this Agreement and the Merger Agreement, and

University shall have delivered evidence of same to IBC in form and substance reasonably satisfactory to IBC;

      (f) the aggregate principal amount of all University Indebtedness shall not exceed $2,682,777;

      (g) IBC shall have received (i) certificates dated the Closing executed by Allbritton, individually and as Chairman of the Board of University, certifying in such reasonable detail as IBC may reasonably request, to the effect described in Sections 7.2(a), (b), (c), (e) and (f), and (ii) a certificate dated the Closing Date executed by the President of the Bank in the form of Exhibit D attached hereto; and

      (h) Immediately prior to the Closing, the Shareholders shall have made a cash capital contribution to University in the amount of $241,746.

      SECTION 7.3.CONDITIONS TO THE OBLIGATIONS OF UNIVERSITY AND THE SHAREHOLDERS TO EFFECT THE MERGER. The obligations of University and the Shareholders to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

      (a) all representations and warranties of IBC shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

      (b) IBC and Acquisition Sub shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time;

      (c) University shall have received the opinions of counsel to IBC acceptable to it as to the matters set forth on Exhibit E attached hereto; and

      (d) University and the Shareholders shall have received certificates dated the Closing, executed by an appropriate officers of IBC and Acquisition Sub, respectively, certifying, in such detail as University may reasonably request, to the effect described in Sections 7.3(a) and (b).

                                  ARTICLE VIII

               TERMINATION; AMENDMENT; WAIVER; NON-COMPETITION

      SECTION 8.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of University, but prior to the Effective Time:

      (a) by mutual written consent duly authorized by the Boards of Directors of IBC and University and signed by the Shareholders;

      (b) by IBC (i) if IBC learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of University or the Shareholders contained in Article III which constitutes a Material Adverse Effect, (ii) pursuant to Section 6.9, (iii) if any of the conditions to Closing contained in Section 7.1 or 7.2 are not satisfied or waived in writing by IBC,
(iv) if the

Board of Directors of University shall have withdrawn or modified in any manner its approval or recommendation of this Agreement, or shall have resolved to do the same (including without limitation, the execution of an agreement for the disposition or merger of University or the Bank); (v) if there shall have been a breach of Section 6.6; or (vi) if the shareholders of University do not approve this Agreement, the Merger Agreement and the Merger;

      (c) by University (i) if University learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of IBC contained in Article IV which constitutes a Material Adverse Effect, (ii) if the conditions to Closing contained in Section 7.1 or 7.3 are not satisfied or waived in writing by University; or (iii) if the Board of Directors of IBC shall have withdrawn or modified in any manner its approval or recommendation of this Agreement, or shall have resolved to do the same;

      (d) by IBC or University if the Effective Time shall not have occurred on or before December 31, 1997, or such later date agreed to in writing by IBC, University and the Shareholders;

      (e) by IBC or University if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable.

      SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Sections 6.9, 8.2, 10.1, 10.8 and 10.14, except that if such termination shall result (i) from the willful failure of a party to fulfill a condition to the performance of the obligations of any other party or to perform a covenant of this Agreement or (ii) from a breach by any party of any provision of this Agreement (including, without limitation, any breach of or inaccuracy in any representation or warranty contained in this Agreement), such party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees) sustained or incurred by the other party or parties as a result of such failure or breach.

      SECTION 8.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

      SECTION 8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. In the event any party specifically waives in accordance with the provisions hereof any inaccuracy in any representation or warranty, the performance of any agreement or compliance with any condition, such inaccuracy, failure to perform or non-compliance shall not be a basis for a claim for indemnification under Article IX.

      SECTION 8.5 NON-COMPETITION. In consideration of the benefits of this Agreement to Allbritton and as a material inducement to IBC to enter into this Agreement and pay the Merger Consideration, Allbritton hereby covenants and agrees that, commencing at the Effective Time and ending on the third anniversary of the Effective Time, he shall not, and Allbritton will cause his Affiliates and representatives not to, directly or indirectly, as proprietor, partner, stockholder, director, executive, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages, directly or indirectly, in the business of banking (including, without limitation, the solicitation of deposits) within the territory circumscribed by a fifty-mile radius of any banking premise of the Bank in existence immediately prior to the Effective Time; provided, however, the foregoing shall not prohibit either Shareholder from purchasing and holding as an investment not more than 1% of any class of publicly traded securities of any entity which conducts the business of banking, so long as such Shareholder does not participate in any way in the management, operation or control of such entity; and provided further, however, that the provisions of this sentence shall not restrict Riggs National Corporation, a Delaware corporation, or any of its subsidiaries, including Riggs Bank, N.A., a national banking association, from engaging in any business in any location. Furthermore, from and after the Effective Time, neither of the Shareholders nor any of their respective Affiliates or representatives shall use any proprietary customer list, other similar records of the holders of accounts that constitute deposits of the Bank or any other proprietary lists, records, information or documents of the Bank or University for any purposes, including, without limitation, to solicit deposits, loans, or other products or services, all of such lists, records, information and documents to remain the property of the Surviving Corporation.

                                   ARTICLE IX.

                            SURVIVAL; INDEMNIFICATION

      SECTION 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties contained in this Agreement or in any Schedule delivered pursuant hereto shall survive for a period of two (2) years after the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties contained in Sections 1.6 or 2.1 of this Agreement which by its terms contemplates performance after the Effective Time. Further, this Section
9.1 shall not limit any party's obligation to indemnify another party hereunder if notice of such claim for indemnification generally describing the information then available regarding the amount and nature of such claim shall have been given to the party against whom indemnification is sought prior to the termination of the two-year period described in this Section 9.1.

      SECTION 9.2 INDEMNIFICATION BY ALLBRITTON. Allbritton agrees to indemnify and hold IBC and its officers, directors, employees, shareholders, Affiliates and agents harmless from damages, losses, costs or expenses (collectively, "Damages") suffered or paid, directly or indirectly, through application of the assets of University, the Bank, IBC, IBC Bank or otherwise, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities (whether asserted directly or as a common law or statutory claim for contribution or indemnity), including, without limitation, reasonable counsel fees and costs incurred in litigation or otherwise, assessed, incurred or sustained by or against any of them with respect to or arising out of the failure of any representation or warranty made by the Shareholders, or either of them, and/or University in this Agreement or in any Schedule delivered pursuant hereto to be true and correct in all respects as of the date of this Agreement and as of the Closing Date or the breach of any covenant made by the Shareholders, or either of them, or by University hereunder

      SECTION 9.3 INDEMNIFICATION BY IBC. IBC agrees to indemnify and hold the Shareholders and University harmless from Damages suffered or paid, directly or indirectly, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise, assessed, incurred or sustained by or against any of them with respect to or arising out of the failure of any representation or warranty made by IBC in this Agreement to be true and correct in all respects as of the date of this Agreement or out of the breach of any covenant made by IBC hereunder.

      SECTION 9.4 BASKET; LIMIT. A party seeking indemnification (an "Indemnitee") shall not be entitled to assert any claim for indemnification under Section 9.2, 9.3 or 9.9(iii) unless and until such time as all claims for Damages of such Indemnitee arising pursuant to Section 9.2, 9.3 and/or 9.9(iii) exceed $100,000 in the aggregate (the "Basket"). Once all Damages of an Indemnitee exceed the Basket, the Indemnitee shall, subject to the terms of this
Article IX, be entitled to full indemnification for all Damages in excess of the Basket. Further, the maximum amount that an indemnifying party shall be required to pay under Section 9.2, 9.3 and 9.9(iii) shall be limited to $20,000,000 in the aggregate. Notwithstanding the foregoing, however, this Section 9.4 shall not apply with respect to any claim based on any breach of the Shareholders' and/or University's representations and warranties to the extent such breach constituted or resulted from a fraudulent action, inaction, statement or omission under applicable law.

      SECTION 9.5 NOTICE OF CLAIM. If indemnification pursuant to Sections 9.2, 9.3, 9.8 or 9.9 is sought, the Indemnitee shall give notice to the indemnifying party of an event giving rise to the obligation to indemnify, allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party. If the party obligated to indemnify and hold the other harmless wrongfully refuses to assume the defense of the party seeking indemnification, the party refusing to indemnify shall be responsible for all legal and other expenses incurred by the other party in connection with the investigation or defense of such claim or action including, without limitation, expenses incurred in enforcing such obligation to indemnify.

      SECTION 9.6 SOLE REMEDY. The parties agree that if the Closing occurs, then the provisions of Article IX shall be the sole basis for recovery as a result of any failure of a representation or warranty or breach of any covenant under this Agreement, other than as a result of a breach of Section 1.6 or the second sentence of Section 6.4, and no party shall have a separate cause of action for any breach of any representation, warranty or covenant contained herein; provided, however, that the provisions of this Section 9.6 shall not limit in any manner any claim any party may have to the extent such claim is based on fraud.

      SECTION 9.7 ADJUSTMENT OF LIABILITY; CHARACTERIZATION OF INDEMNITY PAYMENTS. The amount which an Indemnitee shall be entitled to receive from an indemnifying party under this Article IX with respect to any Damages shall be net of any insurance recovery by the Indemnitee on account of such Damages from an unaffiliated party; provided, however, that the foregoing provision shall not be deemed to impose any obligation on any party to obtain or maintain any insurance coverage against any risks. Any tax benefit actually realized by an Indemnitee with respect to any Damages that are fully indemnified by an indemnifying party shall be paid to the indemnifying party when and if such benefit is actually realized and then only to the extent such benefit is attributable to the indemnified portion of such Damages. The benefit actually realized shall be based on the Federal tax returns of the Indemnitee and any benefit shall be considered realized when the tax return reflecting such benefit is filed. In the event such benefit is disallowed or reduced in connection with any audit, the indemnifying party shall promptly refund to the Indemnitee that portion of the amount of the benefit previously paid to the indemnifying party to the extent such benefit is disallowed or reduced. The parties agree to treat any payment(s) by Allbritton under this Article IX as an adjustment to the Merger Consideration.

      SECTION 9.8 SPECIAL INDEMNITY BY IBC. IBC agrees to indemnify and hold harmless the directors, officers, employees, agents and representatives of University and the Bank for and against any claim, demand, suit, cause of action, proceeding, judgment, obligation, cost or expense incurred as a result of any action taken by any of them at the request of IBC pursuant to Section 1.1(b) of this Agreement to approve, facilitate or otherwise cooperate in authorizing or effecting the Subsequent Merger or the Bank Merger.

      SECTION 9.9 SPECIAL INDEMNITY BY ALLBRITTON. Allbritton agrees to indemnify and hold IBC, IBC Bank and their respective officers, directors, employees, shareholders, Affiliates and agents harmless from Damages suffered or paid, directly or indirectly, through application of the assets of University, the Bank, IBC, IBC Bank or otherwise, whether before or after the Effective Time, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments, obligations and liabilities, including reasonable counsel fees incurred in litigation or otherwise, assessed, incurred or sustained by or against any of them with respect to or arising out of (i) the draft severance policy of the Bank previously made available to IBC, which draft severance policy University and the Shareholders have represented was never adopted, (ii) the University Bank Supplemental Executive Retirement Plan, but only to the extent such Damages with respect to such plan exceed $330,000 in the aggregate, or (iii) the Early Retirement Option Plan, as that term is defined on
Schedule 3.14, including, without limitation, any taxes, penalties, interest or fines payable with respect thereto, but only to the extent such Damages with respect to the Early Retirement Option Plan exceed $50,000 in the aggregate.

                                   ARTICLE X.

                                  MISCELLANEOUS

      SECTION 10.1 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of University and the Bank, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of IBC, which consent may be withheld in IBC's sole discretion, all such costs and expenses incurred by University and the Bank (including expenses incurred for or on behalf the Shareholders) shall not exceed $50,000. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party;

      SECTION 10.2 BROKERS AND FINDERS. All negotiations on behalf of IBC and University relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against IBC, Acquisition Sub, University or the Bank for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

      SECTION 10.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, including the Exhibits and Schedules hereto, (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that IBC may assign its rights and obligations or those of Acquisition Sub to any direct or indirect, wholly-owned, subsidiary of IBC, but no such assignment shall relieve IBC of its obligations hereunder.

      SECTION 10.4 FURTHER ASSURANCES. From time to time as and when requested by IBC or its successors or assigns, University, the officers and directors of University, or the Bank, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise University's or the Bank's title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

      SECTION 10.5 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 10.6 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      SECTION 10.7 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

      if to IBC or Acquisition Sub:

      International Bancshares Corporation
      1200 San Bernardo
      Laredo, Texas 7801
      Attn: Dennis E. Nixon, President
      Telecopy No.: (210) 726-6616

      with copies to:

      Cox & Smith Incorporated
      112 E. Pecan Street, Suite 1800
      San Antonio, Texas 78205
      Attn:  William J. McDonough, Jr.
      Telecopy No.:  (210) 226-8395

      if to University:

      University Bancshares, Inc.
      5615 Kirby Drive
      Houston, Texas 77005
      Attn: Joe L. Allbritton, Chairman of the Board
      Telecopy: (713) 523-2167

      with a copy to:

      Fulbright & Jaworski LLP
      801 Pennsylvania Avenue, N.W.
      Washington, D.C. 20004-2604
      Attn:  Michael W. Conlon
      Telecopy: (202) 662-4643

      if to the Shareholders:

      Joe L. Allbritton, Individually
      808 Seventeenth Street, N.W., Suite 300
      Washington, D.C.  20006
      Telecopy: (202) 331-1898

      Robert L. Allbritton, Individually
      808 Seventeenth Street, N.W., Suite 300
      Washington, D.C.  20006
      Telecopy: (202) 331-1898

      with a copy to:

      Fulbright & Jaworski LLP
      801 Pennsylvania Avenue, N.W.
      Washington, D.C. 20004-2604
      Attn:  Michael W. Conlon
      Telecopy: (202) 662-4643
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      SECTION 10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      SECTION 10.9 DESCRIPTIVE HEADINGS. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 10.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 10.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 10.12 INCORPORATION BY REFERENCE. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

      SECTION 10.13 CERTAIN DEFINITIONS.

      (a) "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

      (b) "Material Adverse Effect" shall mean any circumstance, event or series of events which has a material adverse effect on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of University and the Bank, taken as a whole (or when the reference is to IBC, to IBC and its Subsidiaries, taken as a whole).

      (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as
amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, and any and all regulations promulgated pursuant to any of the foregoing.

      (d) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Texas establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

      (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

      (f) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) such individual ought reasonably to be aware of such fact or other matter in the prudent exercise of his or her duties and responsibilities. University shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if Allbritton, Lawrence I. Hebert, Randall Reeves or Wayne Walker has knowledge of such fact or other matter. IBC shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if Dennis E. Nixon, R. David Guerra or Carlos A. Martinez has knowledge of such fact or other matter.

      SECTION 10.14 ARBITRATION. The parties shall submit to binding arbitration by a panel of three arbitrators any disputed question or controversy arising under this Agreement or arising out of or relating to the transactions contemplated by the Agreement (whether based on contract, tort or any other basis). Any such arbitration shall be conducted at Houston, Texas. Either party may initiate the arbitration, by notice in writing to the other party, setting forth the nature of the dispute, the amount involved, if any, and the remedy sought. Any party desiring to initiate arbitration shall serve a written notice of intention to arbitrate to the other party and to the American Arbitration Association office in Dallas, Texas (or the city located in Texas that is closest to Dallas) within 180 days after dispute has arisen. A dispute is deemed to have arisen upon receipt of written demand or service of judicial process. Failure to serve a notice of intention to arbitrate within the time specified above shall be deemed a waiver of the notifying party's right to compel arbitration of such claim. Such notice of intention to arbitrate may be informal and need not comply with Rule 6 of the American Arbitration Association. Legal action regarding this Agreement and any liabilities hereunder shall either be brought by arbitration, as described herein, or by judicial proceedings-but shall not be pursued in different or alternative forums. The issue of waiver pursuant to this paragraph is an arbitrable issue.

      The panel of three arbitrators shall be appointed promptly upon filing of the complaint in arbitration by the initiating party, and shall be selected from the Commercial Arbitration Panel in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All of the arbitrators shall be members of the American Arbitration Association, and, if commercially

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reasonable, at least two of the arbitrators shall be experienced in the banking industry. Depositions may be taken and other discovery obtained in any arbitration under this Agreement. The panel of arbitrators appointed hereunder shall conduct the arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as such rules may be modified for the purpose of the arbitration proceeding by mutual written agreement of the parties to this Agreement.

      In the arbitration proceeding subject to these provisions, the arbitrators, or a majority of them, are specifically empowered to decide (by documents only, or with a hearing, at the arbitrators sole discretion) pre-hearing motions which are substantially similar to prehearing motions to dismiss and motions for summary adjudication.

      The award of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction.

      All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder, provided, however, that the filing of a complaint in arbitration shall serve to toll such statutes of limitation to the same extent as they would be tolled if an action had been filed in a court of competent jurisdiction.

      The provisions of this Section 10.14 shall survive any termination, amendment, or expiration of the Agreement in which this section is contained, unless all the parties hereto otherwise expressly agree in writing.

      The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

      The arbitrators, or a majority of them, shall award attorney's fees and costs to the prevailing party pursuant to the terms of this Agreement.

      Venue of any arbitration proceeding hereunder will be in Harris County, Texas.

Except as set forth above concerning awards to the prevailing party, each party shall bear its own expenses in connection with preparation for the presentation of its case at the arbitration proceedings and the fees and expenses of the arbitrators and all other expenses of the arbitration (except those referred to in the preceding sentence) shall be borne equally by the parties to such arbitration.

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IN WITNESS WHEREOF, each of the parties has executed or caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                              INTERNATIONAL BANCSHARES CORPORATION

                              By:   /s/ DENNIS E. NIXON
                                    Dennis E. Nixon, President


                              UNIVERSITY BANCSHARES, INC.

                              By:   /s/ JOE L. ALLBRITTON
                                    Joe L. Allbritton, Chairman of the Board

                              /s/ JOE L. ALLBRITTON
                              Joe L. Allbritton, Individually

                              /s/ ROBERT L. ALLBRITTON
                              Robert L. Allbritton, Individually